EXHIBIT 99.1

Pacific Financial Corporation Earnings Increase 44% in Second Quarter 2015, Driven by Robust Loan Growth, Strong Net Interest Margin and Solid Credit Quality; Earnings Grow 10% in First Half of 2015

ABERDEEN, Wash., July 28, 2015 (GLOBE NEWSWIRE) -- Pacific Financial Corporation (OTCQB:PFLC), the holding company for Bank of the Pacific today reported profits increased 44% to $1.6 million, or $0.15 per share, for the second quarter of 2015, compared to $1.1 million, or $0.11 per share for the first quarter of 2015, and grew 13% from $1.4 million, or $0.14 per share, for the second quarter a year ago. For the first six months of 2015, net income increased 10% to $2.7 million, or $0.26 per share, from $2.4 million, or $0.24 per share, for the like period in 2014. Driving profitability in 2015 was robust loan growth, strong net interest margin and solid credit quality.

"Our momentum continues to build, as we delivered solid second quarter profitability, fueled by strong new lending activity and growing fee income generated throughout our markets in Western Washington and Oregon," said Denise Portmann, President & Chief Executive Officer. "Investments made in our lending teams and marketing campaigns have generated 10% loan growth year-over-year, and 5% loan growth from the linked quarter. Mortgage lending contributed significantly to second quarter profits with mortgage loan originations up 52% year-over-year, reflecting continuing improvement in our local economy. Our capital base is strong and capable of supporting our prudent growth plans."

"At the beginning on this year, we expanded our footprint into the Salem, Oregon, market with a new loan production office (LPO) and a team of talented lenders with a deep knowledge of this market. The integration of our LPO in Salem is going well, and this team of bankers is beginning to make a meaningful contribution to the bottom line," added Portmann. "We are excited about intensifying our presence in Oregon. We expect to generate solid core deposits, build commercial relationships, deepen our residential mortgage penetration and expand our franchise into this growing market."

Second Quarter 2015 Highlights (as of, or for the period ended June 30, 2015, except as noted):

  Earnings per share (EPS) increased 36% to $0.15, as compared to the linked quarter, and grew 7% from second quarter 2014. Year-to-date, EPS increased 8% to $0.26, from the first half of 2014.
  Net interest income grew $366,000, or 5%, to $7.3 million, compared to $6.9 million for the immediate prior quarter, and grew 7% from $6.8 million in the second quarter of 2014. For the first six months of 2015, net interest income increased 6% to $14.2 million from the like period in 2014.
  Net interest margin (NIM), on a tax equivalent basis, improved to 4.16%, as compared to 4.15% in the preceding quarter, but decreased from 4.28% for second quarter 2014. Year-to-date, net interest margin was 4.16% compared to 4.28% for the first half of 2015. NIM in 2014 was enhanced by the one-time collection of nonaccrual interest during the period.
  Total assets increased 3% to $786.5 million from $762.1 million at March 31, 2015, and grew 9% from $719.5 million at June 30, 2014.
  Gross loans increased 5% to $603.6 million compared to the first quarter 2015 and grew 10% from a year ago.
  Total deposits were $664.8 million, compared to $657.1 million at March 31, 2015, and increased 7% from a year ago. Non-interest bearing demand deposits grew 2% on a linked quarter basis and increased 7% over the second quarter of 2014.
  Asset quality trends continue to improve with classified loans declining to $16.2 million, or 2.67% of gross loans. Similarly, nonperforming assets decreased to $7.4 million, or 0.94% of total assets as compared to a year ago. Net charge-offs totaled $94,000, or 0.06% of average gross loans. Loans 30 – 89 days delinquent not in nonaccrual status to total loans was 0.01%.

Operating Results

Total assets grew 3% from the linked quarter and 9% year-over-year. This increase in assets was primarily due to the growth in loans, funded by increases in core deposits and short-term borrowings. In addition, cash and cash equivalents were reduced to support the higher-yielding loan growth. Despite recent asset growth, liquidity remains strong, including ample unused borrowing capacity. Capital ratios declined as a result of current period growth, and continue to exceed the thresholds to be considered "Well-Capitalized" under published regulatory standards.

Net interest income increased from the immediate quarter and from the like quarter a year ago. This increase reflects growth in earning assets and changes in the balance sheet mix. Loan balances increased due to loan production generated predominately in Western Washington and Oregon. Investment securities and fed funds sold continued to decline as a proportion of the balance sheet as these assets were redeployed to fund the strong loan demand. Funding costs declined further due to the shift in mix toward non-interest bearing and lower-cost deposits and borrowings. As a result, net interest margin improved slightly during the immediate quarter 2015.

BALANCE SHEET OVERVIEW

(Unaudited)
(Dollars in Thousands, Except per Share Data)
	June 30,	March 31,	$	%	June 30,	$	%
	2015	2015	Change	Change	2014	Change	Change
Assets:
Cash and cash equivalents	$ 16,965	$ 27,603	$ (10,638)	-39%	$ 17,694	$ (729)	-4%
Interest-bearing certificates of deposit	2,727	2,727	0	0%	2,727	0	0%
Federal Home Loan Bank and Pacific Coast Banker's Bank stock, at cost	2,949	3,865	(916)	-24%	2,956	(7)	0%
Investment securities	90,976	95,009	(4,033)	-4%	90,583	393	0%

Loans held-for-sale	16,482	10,780	5,702	53%	7,632	8,850	116%

Gross loans, net of deferred fees	603,562	572,783	30,779	5%	547,283	56,279	10%
Allowance for loan losses	(8,347)	(8,254)	(93)	1%	(8,315)	(32)	0%
Net loans	595,215	564,529	30,686	5%	538,968	56,247	10%

Other assets	61,228	57,583	3,645	6%	58,912	2,316	4%
Total assets	$ 786,542	$ 762,096	$ 24,446	3%	$ 719,472	$ 67,070	9%

Liabilities and shareholders' equity:
Total deposits	$ 664,816	$ 657,112	$ 7,704	1%	$ 619,301	$ 45,515	7%
Accrued interest payable	151	140	11	8%	151	0	0%
Borrowings	39,781	24,819	14,962	60%	23,743	16,038	68%
Other liabilities	6,542	5,888	654	11%	5,417	1,125	21%
Shareholders' equity	75,252	74,137	1,115	2%	70,860	4,392	6%
Total liabilities and shareholders' equity	$ 786,542	$ 762,096	$ 24,446	3%	$ 719,472	$ 67,070	9%

Common Stock Shares Outstanding	10,384,997	10,380,492	4,505	0%	10,213,334	171,663	2%

Book value per common share (1)	$ 7.25	$ 7.14	$ 0.11	2%	$ 6.94	$ 0.31	4%
Tangible book value per common share (2)	$ 5.94	$ 5.83	$ 0.11	2%	$ 5.60	$ 0.34	6%

(1) Book value per common share is calculated as the total common shareholders' equity divided by the period ending number of common stock shares outstanding.
(2) Tangible book value per common share is calculated as the total common shareholders' equity less total intangible assets and liabilities, divided by the period ending number of common stock shares outstanding.

INCOME STATEMENT OVERVIEW

(Unaudited)
(Dollars in Thousands, Except per Share Data)
	For the Three Months Ended June 30, 2015	For the Three Months Ended March 31, 2015	$ Change	% Change	For the Three Months Ended June 30, 2014	$ Change	% Change

Interest and dividend income	$ 7,817	$ 7,432	$ 385	5%	$ 7,337	$ 480	7%
Interest expense	528	509	19	4%	541	(13)	-2%
Net interest income	7,289	6,923	366	5%	6,796	493	7%
Loan loss provision	187	30	157	523%	100	87	87%
Non-interest income	2,823	1,973	850	43%	2,176	647	30%
Non-interest expense	7,732	7,484	248	3%	7,066	666	9%
Income before provision for income taxes	2,193	1,382	811	59%	1,806	387	21%
Provision for income taxes	611	286	325	114%	403	208	52%

Net Income	$ 1,582	$ 1,096	$ 486	44%	$ 1,403	$ 179	13%

Average common shares outstanding - basic	10,380,542	10,373,563	6,979	0%	10,189,386	191,156	2%
Average common shares outstanding - diluted	10,504,376	10,505,901	(1,525)	0%	10,275,628	228,748	2%

Income per common share
Basic	$ 0.15	$ 0.11	$ 0.04	36%	$ 0.14	$ 0.01	7%
Diluted	$ 0.15	$ 0.10	$ 0.05	50%	$ 0.14	$ 0.01	7%

	For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014	$ Change	% Change

Interest and dividend income	$ 15,250	$ 14,422	$ 828	6%
Interest expense	1,038	1,071	(33)	-3%
Net interest income	14,212	13,351	861	6%
Loan loss provision	217	100	117	117%
Non-interest income	4,797	3,784	1,013	27%
Non-interest expense	15,216	13,896	1,320	9%
Income before provision for income taxes	3,576	3,139	437	14%
Provision for income taxes	897	708	189	27%

Net Income	$ 2,679	$ 2,431	$ 248	10%

Average common shares outstanding - basic	10,377,072	10,185,755	191,317	2%
Average common shares outstanding - diluted	10,505,135	10,273,994	231,141	2%

Income per common share
Basic	$ 0.26	$ 0.24	$ 0.02	8%
Diluted	$ 0.26	$ 0.24	$ 0.02	8%

Noninterest Income

Noninterest income was up 43% from the linked quarter and increased 30% from the second quarter in 2014. Gains on sale of residential mortgage loans grew substantially when compared to both the immediate prior quarter and the year-over-year quarter. This increase in non-interest income was mainly due to recent increases in residential real estate sales benefiting from the continued improvement in the local economy. Refinancing activity also increased as a result of the recent decline in interest rates during most of the period. In addition, gains on sales of securities were taken in the quarter as part of an adjustment in the mix of securities to mitigate the impact of potential changes in market rates on the value of the portfolio. For the three months ended 2015 other non-interest income grew primarily as a result of increases in debit card usage, but decreased during the six months ended 2015 due to lower annuity commission revenue earned versus the like period in 2014.

Noninterest income
(Unaudited)
(Dollars in Thousands)

For The Three Months Ended
	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change

Service charges on deposit accounts	$ 436	$ 426	$ 10	2%	$ 474	$ (38)	-8%
Net gain (loss) on sale of other real estate owned	89	(6)	95	-1583%	(57)	146	-256%
Net gain from sale of loans	1,426	954	472	49%	968	458	47%
Net gain (loss) on sale of securities available for sale	53	--	53	100%	(2)	55	-2750%
Net other-than-temporary impairment	--	--	0	0%	(3)	3	-100%
Earnings on bank owned life insurance	126	121	5	4%	140	(14)	-10%
Other operating income
Fee income	549	439	110	25%	442	107	24%
Income from other real estate owned	67	32	35	109%	17	50	294%
Other non-interest income	77	7	70	1000%	197	(120)	-61%
Total non-interest income	$ 2,823	$ 1,973	$ 850	43%	$ 2,176	$ 647	30%

For The Six Months Ended
	June 30, 2015	June 30, 2014	$ Change	% Change

Service charges on deposit accounts	$ 863	$ 909	$ (46)	-5%
Net gain (loss) on sale of other real estate owned	83	(93)	176	-189%
Net gain from sale of loans	2,380	1,596	784	49%
Net gain on sale of securities available for sale	53	50	3	6%
Net other-than-temporary impairment	--	(48)	48	-100%
Earnings on bank owned life insurance	247	251	(4)	-2%
Other operating income
Fee income	988	806	182	23%
Income from other real estate owned	67	28	39	139%
Other non-interest income	116	285	(169)	-59%
Total non-interest income	$ 4,797	$ 3,784	$ 1,013	27%

Noninterest Expense

Noninterest expense was up 3% compared to the immediate prior quarter. The increase was primarily due to annual increases in salary and health benefit plan expenses and commissions paid on increased residential real estate loan production. Current quarter reductions in data processing expenses were achieved through the renegotiation of the Company's core processing contract in the current period. Noninterest expense was also up 9% compared to the year-over-year quarter. In addition to higher commission expenses noted above, additional salary and benefit expense were incurred associated with the opening of our Salem, Oregon LPO in the prior quarter.

Noninterest expense was also up 9% for the first half of 2015 compared to the first half of 2014. This increase was primarily due to additional salary and benefit expense associated with the opening of our Salem LPO, increased commissions paid to residential real estate mortgage lenders reflecting higher production volume, and annual increases in salary and health benefit plan expenses. The increase in other noninterest expense YTD was related to establishment of a reserve for unfunded commitments of $133,000, which is further explained under the subheading "Allowance for Loan Losses".

Noninterest expense
(Unaudited)
(Dollars in Thousands)

For The Three Months Ended
	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change

Salaries and employee benefits	$ 4,837	$ 4,578	$ 259	6%	$ 4,283	$ 554	13%
Occupancy	485	522	(37)	-7%	504	(19)	-4%
Equipment	250	267	(17)	-6%	263	(13)	-5%
Data processing	471	513	(42)	-8%	462	9	2%
Professional services	190	168	22	13%	201	(11)	-5%
Other real estate owned write-downs	74	31	43	139%	54	20	37%
Other real estate owned operating costs	-10	17	(27)	-159%	30	(40)	-133%
State taxes	120	102	18	18%	107	13	12%
FDIC and state assessments	133	133	0	0%	129	4	3%
Other non-interest expense:
Director fees	83	71	12	17%	72	11	15%
Communication	62	61	1	2%	53	9	17%
Advertising	81	96	(15)	-16%	76	5	7%
Professional liability insurance	15	22	(7)	-32%	19	(4)	-21%
Amortization	88	83	5	6%	98	(10)	-10%
Other non-interest expense	853	820	33	4%	715	138	19%
Total non-interest expense	$ 7,732	$ 7,484	$ 248	3%	$ 7,066	$ 666	9%

For The Six Months Ended
	June 30, 2015	June 30, 2014	$ Change	% Change

Salaries and employee benefits	$ 9,415	$ 8,338	$ 1,077	13%
Occupancy	1,007	1,010	(3)	0%
Equipment	517	515	2	0%
Data processing	949	895	54	6%
Professional services	331	386	(55)	-14%
Other real estate owned write-downs	104	66	38	58%
Other real estate owned operating costs	8	91	(83)	-91%
State taxes	221	204	17	8%
FDIC and state assessments	266	263	3	1%
Other non-interest expense:
Director fees	154	128	26	20%
Communication	123	90	33	37%
Advertising	176	154	22	14%
Professional liability insurance	37	41	(4)	-10%
Amortization	171	192	(21)	-11%
Other non-interest expense	1,737	1,523	214	14%
Total non-interest expense	$ 15,216	$ 13,896	$ 1,320	9%

FINANCIAL PERFORMANCE OVERVIEW
(Unaudited)

For The Three Months Ended
	June 30, 2015	March 31, 2015	Change	June 30, 2014	Change
Performance Ratios
Return on average assets, annualized	0.82%	0.59%	0.23	0.79%	0.03
Return on average equity, annualized	8.44%	6.05%	2.39	8.04%	0.40
Efficiency ratio (1)	76.46%	84.13%	(7.67)	78.76%	(2.30)

For The Six Months Ended
	June 30, 2015	June 30, 2014	Change
Performance Ratios
Return on average assets, annualized	0.71%	0.69%	0.02
Return on average equity, annualized	7.27%	7.10%	0.17
Efficiency ratio (1)	80.05%	81.10%	(1.05)

(1) Non-interest expense divided by net interest income plus non-interest income.

LIQUIDITY

Cash and Cash Equivalents and Investment Securities
(Unaudited)
(Dollars in Thousands)
	June 30, 2015	% of Total	March 31, 2015	% of Total	$ Change	% Change	June 30, 2014	% of Total	$ Change	% Change

Cash and due from banks	$ 16,431	15%	$ 15,321	11%	$ 1,110	7%	$ 17,455	15%	$ (1,024)	-6%
Cash equivalents:
Interest-bearing deposits	534	0%	12,282	10%	(11,748)	-96%	239	0%	295	123%
Interest-bearing certificates of deposit	2,727	2%	2,727	2%	--	0%	2,727	2%	--	0%
Total cash equivalents and certificate of deposits	19,692	17%	30,330	23%	(10,638)	-35%	20,421	18%	(729)	-4%

Investment securities:
Collateralized mortgage obligations: agency issued	38,479	34%	42,108	34%	(3,629)	-9%	38,822	34%	(343)	-1%
Collateralized mortgage obligations: non-agency issued	483	0%	504	0%	(21)	-4%	604	1%	(121)	-20%
Mortgage-backed securities: agency issued	9,468	8%	12,136	9%	(2,668)	-22%	12,059	11%	(2,591)	-21%
U.S. Government and agency securities	10,004	9%	10,114	8%	(110)	-1%	8,721	8%	1,283	15%
State and municipal securities	32,542	29%	30,147	23%	2,395	8%	30,377	27%	2,165	7%
FHLB Stock, at cost	1,949	2%	2,865	2%	(916)	-32%	--	0%	1,949	100%
Pacific Coast Bankers' Bank stock, at cost	1,000	1%	1,000	1%	--	0%	2,956	3%	(1,956)	-66%
Total investment securities	93,925	83%	98,874	77%	(4,949)	-5%	93,539	82%	386	0%

Total cash equivalents and investment securities	$ 113,617	100%	$ 129,204	100%	$ (15,587)	-12%	$ 113,960	100%	$ (343)	0%

Total cash equivalents and investment securities as a % of total assets		14%		17%				16%

Liquidity remains strong based on current levels of combined cash equivalents, investment securities and unused borrowing capacity. "To support our loan growth we reduced cash equivalents during the period," said Douglas N. Biddle, EVP and Chief Executive Officer. "Our investment securities include a large component of fully amortized U.S. agency mortgage-backed securities, for which we expect to have limited extension risk." The securities portfolio also contains of municipal securities rated A or better. The expected modified duration (adjusted for calls, consensus pre-payment speeds and rate adjustment dates) of the investment portfolio was 4.2 years at June 30, 2015, 4.1 years at March 31, 2015, and 4.5 years at June 30, 2014.

The Bank had $26.4 million in outstanding borrowings against its $156.3 million in established borrowing capacity with the Federal Home Loan Bank of Des Moines (FHLB) as of June 30, 2015. The Bank had $11.4 million and $10.3 million outstanding in FHLB borrowings at March 31, 2015 and June 30, 2014, respectively. The borrowing capacity at the FHLB was $149.0 million and $143.4 million at March 31, 2015 and June 30, 2014, respectively. The Bank's borrowing facility with the FHLB is subject to collateral and stock ownership requirements. The Bank also had an available discount window primary credit line with the Federal Reserve Bank of San Francisco of approximately $62.3 million, subject to collateral requirements, and $16.0 million from correspondent banks, with no balance outstanding on either of these facilities.

LOANS

Loans by category
(Unaudited)	June 30,	% of	March 31,	% of	$	%	June 30,	% of	$	%
(Dollars in Thousands)	2015	Gross Loans	2015	Gross Loans	Change	Change	2014	Gross Loans	Change	Change

Commercial and agricultural	$ 121,435	20%	$ 119,095	20%	$ 2,340	2%	$ 109,368	19%	$ 12,067	11%
Real estate:
Construction and development	32,382	5%	28,831	5%	3,551	12%	32,071	6%	311	1%
Residential 1-4 family	94,616	16%	91,865	16%	2,751	3%	90,549	17%	4,067	4%
Multi-family	24,617	4%	20,287	4%	4,330	21%	20,110	4%	4,507	22%
Commercial real estate -- owner occupied	134,680	22%	130,486	23%	4,194	3%	117,203	21%	17,477	15%
Commercial real estate -- non owner occupied	127,654	21%	116,095	20%	11,559	10%	124,929	23%	2,725	2%
Farmland	21,958	4%	21,898	4%	60	0%	23,900	4%	(1,942)	-8%
Consumer	47,616	8%	45,411	8%	2,205	5%	30,241	6%	17,375	57%
Gross loans	604,958	100%	573,968	100%	30,990	5%	548,371	100%	56,587	10%
Less: allowance for loan losses	(8,347)		(8,254)		(93)		(8,315)		(32)
Less: deferred fees	(1,396)		(1,185)		(211)		(1,088)		(308)
Loans, net	$ 595,215		$ 564,529		$ 30,686		$ 538,968		$ 56,247

Loan portfolio growth continues to be well-diversified, with higher balances in most lending categories. The recent loan growth was generated predominately within the Western Washington and Oregon markets. The portfolio does include $30.8 million in purchased government-guaranteed commercial and commercial real estate loans. In addition, the portfolio contains $36.7 million in indirect consumer loans to finance luxury and classic cars as a part of a strategy to diversify the loan portfolio. These loans, which have been an important component in the $17.4 million, or 57%, increase in consumer loans over the prior year, have been made to individuals with high credit scores and have exhibited very low loss experience to date. The Company manages new loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits.

DEPOSITS

Deposits
(Unaudited)
(Dollars in Thousands)
	June 30, 2015	% of Total	March 31, 2015	% of Total	$ Change	% Change	June 30, 2014	% of Total	$ Change	% Change

Interest-bearing demand and money market	$ 284,844	43%	$ 291,083	44%	$ (6,239)	-2%	$ 268,480	44%	$ 16,364	6%
Savings	81,619	12%	83,346	13%	(1,727)	-2%	74,336	12%	7,283	10%
Time deposits	127,809	19%	115,419	18%	12,390	11%	119,531	19%	8,278	7%
Total interest-bearing deposits	494,272	74%	489,848	75%	4,424	1%	462,347	75%	31,925	7%
Non-interest bearing demand	170,544	26%	167,264	25%	3,280	2%	156,954	25%	13,590	9%
Total deposits	$ 664,816	100%	$ 657,112	100%	$ 7,704	1%	$ 619,301	100%	$ 45,515	7%

Total deposits grew during the current quarter, a trend that continued from recent periods. The increase is partially due to recent successes in acquiring business deposit relationships in conjunction with the growth in lending achieved over the past year. The combination of our efforts to reduce higher-cost time deposits through lowering interest rates paid and offering non-insured deposit products, when appropriate, has reduced the average rate paid on total deposits.

Total brokered deposits were $29.0 million, which included $1.5 million via reciprocal deposit arrangements, up from $21.8 million and $22.9 million at March 31, 2015 and June 30, 2014, respectively. The brokered deposits acquired during the quarter had fixed rates with terms ranging from 2 to 5 years. "These deposits were obtained to support interest rate risk mitigation strategies," explained Biddle.

CAPITAL

Pacific Financial Corporation ("Company"), and its subsidiary Bank of the Pacific ("Bank"), met the thresholds to be considered "Well-Capitalized" under published regulatory standards for total risk-based capital, Tier 1 risk-based capital, Common equity Tier 1 and Tier 1 leverage capital. Capital ratios have decreased as compared to the first quarter of 2015 and second quarter a year ago, primarily due to the successful execution of the Company's growth strategy and shift in the balance sheet mix to higher risk-weighted assets, such as loans.

The Federal Deposit Insurance Corporation ("FDIC") has established minimum requirements for capital adequacy for state non-member banks under the Basel III capital framework. On April 9, 2015, The Board of Governors of the Federal Reserve System ("Federal Reserve") issued a final rule to amend the Small Bank Holding Company Policy Statement. With this amendment, small bank holding companies, including Pacific Financial Corporation, will not be subject to Basel III capital rules. For illustrative purposes, Basel III framework capital ratios are displayed below for both the Company and the Bank.

The total risk-based capital ratios of the Company include $13.4 million of junior subordinated debentures, all of which qualified as Tier 1 capital, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, the Company expects to continue to rely on these junior subordinated debentures as part of its regulatory capital.

The following table summarizes the capital measures of the Company and the Bank, respectively, at the dates listed below.

	June 30, 2015	March 31, 2015	Change	June 30, 2014	Change	Regulatory Minimum to be "Well Capitalized"*
						greater than or equal to
Pacific Financial Corporation
Total risk-based capital ratio	12.87%	13.28%	(0.41)	13.76%	(0.89)	10.5%
Tier 1 risk-based capital ratio	11.62%	12.02%	(0.40)	12.51%	(0.89)	8.5%
Common equity tier 1 ratio	9.62%	9.91%	(0.29)	n/a	n/a	7.0%
Leverage ratio	9.90%	10.01%	(0.11)	10.04%	(0.14)	5.0%

Tangible common equity ratio	7.98%	8.09%	(0.11)	8.11%	(0.13)	n/a

Bank of the Pacific
Total risk-based capital ratio	12.84%	13.21%	(0.37)	13.73%	(0.89)	10.5%
Tier 1 risk-based capital ratio	11.59%	11.96%	(0.37)	12.48%	(0.89)	8.5%
Common equity tier 1 ratio	11.59%	11.96%	(0.37)	n/a	n/a	7.0%
Leverage ratio	9.88%	9.96%	(0.08)	10.01%	(0.13)	5.0%

*Includes Basel III Capital Conservation Buffer

Net Interest Margin

Net interest margin improved slightly compared to the first quarter of 2015, predominantly due to a shift in the mix of earning assets toward higher-yielding loans. The margin was also favorably impacted by the lower cost of interest bearing liabilities, as previously discussed. The growth in the proportion of noninterest bearing deposits over the past several quarters has supported the improvement in net interest margin as well. Net interest margin declined as compared to the year-over-year quarter and year-to-date for the prior year. In both periods of 2014, loan yields and net interest margin were each enhanced by 7 basis points due to the collection of non-accrual interest. In addition we have increased the amount of floating rate loans in our portfolio during the current quarter, which resulted in a small decline in loan yields, while growing the loan portfolio.

The improvement in yields on investment securities also contributed to the increase in net interest margin from the preceding quarter, partially due to the decline in amortization expenses associated with the decrease in prepayment speeds of mortgage-backed securities during the current period. In addition, we reduced the proportion of lower yielding cash-equivalent investments and increased the proportion of relatively higher-yielding federal government guaranteed and municipal securities when compared to the first quarter 2015, as noted above.

The following tables set forth information with regard to average balances of interest earning assets and interest bearing liabilities and the resultant yields or cost, net interest income, and the net interest margin on a tax equivalent basis. Loans held for sale and non-accrual loans are included in total loans.

NET INTEREST MARGIN
(Annualized, tax-equivalent basis)
(Unaudited)
For The Three Months Ended

	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change
Average Balances
Gross loans	$ 594,741	$ 567,788	$ 26,953	5%	$ 532,490	$ 62,251	12%
Loans held for sale	$ 14,713	$ 6,735	$ 7,978	118%	$ 7,685	$ 7,028	91%
Investment securities	$ 107,074	$ 116,033	$ (8,959)	-8%	$ 112,850	$ (5,776)	-5%
Total interest-earning assets	$ 716,528	$ 690,556	$ 25,972	4%	$ 653,025	$ 63,503	10%
Non-interest bearing demand deposits	$ 168,967	$ 167,391	$ 1,576	1%	$ 150,776	$ 18,191	12%
Interest bearing deposits	$ 491,750	$ 480,681	$ 11,069	2%	$ 467,250	$ 24,500	5%
Borrowings	$ 34,809	$ 24,849	$ 9,960	40%	$ 23,409	$ 11,400	49%
Total interest-bearing liabilities	$ 526,559	$ 505,530	$ 21,029	4%	$ 490,659	$ 35,900	7%
Total Equity	$ 75,164	$ 73,463	$ 1,701	2%	$ 69,954	$ 5,210	7%

	June 30, 2015	March 31, 2015	Change	June 30, 2014	Change
Net Interest Margin
Yield on average gross loans (1)	4.84%	4.92%	(0.08)	5.04%	(0.20)
Yield on average investment securities (1)	2.26%	2.11%	0.15	2.54%	(0.28)
Cost of average interest bearing deposits	0.33%	0.33%	--	0.37%	(0.04)
Cost of average borrowings	1.43%	1.89%	(0.46)	1.90%	(0.47)
Cost of average total deposits and borrowings	0.30%	0.31%	(0.01)	0.34%	(0.04)

Yield on average interest-earning assets	4.46%	4.45%	0.01	4.61%	(0.15)
Cost of average interest-bearing liabilities	0.40%	0.41%	(0.01)	0.44%	(0.04)
Net interest spread	4.06%	4.04%	0.02	4.17%	(0.11)

Net interest margin (1)	4.16%	4.15%	0.01	4.28%	(0.12)

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% rate.

For The Six Months Ended
	June 30, 2015	June 30, 2014	$ Change	% Change
Average Balances
Gross loans	$ 581,339	$ 521,904	$ 59,435	11%
Loans held for sale	$ 10,746	$ 6,567	$ 4,179	64%
Investment securities	$ 111,528	$ 116,975	$ (5,447)	-5%
Interest-earning assets	$ 703,613	$ 645,446	$ 58,167	9%
Non-interest bearing demand deposits	$ 168,184	$ 145,905	$ 22,279	15%
Interest bearing deposits	$ 486,246	$ 465,158	$ 21,088	5%
Borrowings	$ 29,856	$ 23,406	$ 6,450	28%
Interest-bearing liabilities	$ 516,102	$ 488,564	$ 27,538	6%
Total Equity	$ 74,318	$ 69,045	$ 5,273	8%

	June 30, 2015	June 30, 2014	Change
Net Interest Margin
Yield on average gross loans (1)	4.88%	5.09%	(0.21)
Yield on average investment securities (1)	2.19%	2.45%	(0.26)
Cost of average interest bearing deposits	0.33%	0.37%	(0.04)
Cost of average borrowings	1.62%	1.93%	(0.31)
Cost of average total deposits and borrowings	0.31%	0.34%	(0.03)

Yield on average interest-earning assets	4.45%	4.61%	(0.16)
Cost of average interest-bearing liabilities	0.41%	0.44%	(0.03)
Net interest spread	4.04%	4.17%	(0.13)

Net interest margin (1)	4.16%	4.28%	(0.12)

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 34% rate.

ASSET QUALITY

Classified loans declined compared to the preceding quarter and remained unchanged from the like quarter a year ago. This current decrease is primarily due to the transfer of two impaired commercial real estate loan relationships totaling $3.7 million to other-real-estate-owned (OREO). This was partially offset by the downgrade of two commercial relationships totaling $2.5 million. Total 30-89 days delinquencies remain below 0.50%, mirroring the continued improvement in overall credit quality.

Total nonperforming assets were down as compared to the linked quarter and remained unchanged year-over-year. As noted above, $3.7 million in impaired commercial real estate loans were transferred to OREO. There is a pending sale of one of these properties at a sales price in excess of the $1.2 million balance. Nonperforming assets also declined during this period in terms of percentage of total assets. Reductions in nonperforming assets continued primarily through sales of OREO.

Adversely classified loans and securities
(Unaudited)
(Dollars in Thousands)
	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change

Rated substandard or worse, but not impaired	$ 10,442	$ 9,265	$ 1,177	13%	$ 6,938	$ 3,504	51%
Impaired	5,715	9,489	(3,774)	-40%	9,025	(3,310)	-37%
Total adversely classified loans¹	$ 16,157	$ 18,754	$ (2,597)	-14%	$ 15,963	$ 194	1%

Total investment securities²	$ 189	$ 194	$ (5)	-3%	$ 237	$ (48)	-20%

Gross loans (excluding deferred loan fees)	$ 604,958	$ 573,968	$ 30,990	5%	$ 548,371	$ 56,587	10%
Adversely classified loans to gross loans	2.67%	3.27%			2.91%
Allowance for loan losses	$ 8,347	$ 8,254	$ 93	1%	$ 8,315	$ 32	0%
Allowance for loan losses as a percentage of adversely classified loans	51.66%	44.01%			52.09%
Allowance for loan losses to total impaired loans	146.05%	86.98%			92.13%
Adversely classified loans and securities to total assets	2.08%	2.49%			2.25%
Delinquent loans to total loans, not in nonaccrual status	0.01%	0.23%			0.03%

¹Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.
²Adversely classified investment securities consist of one private label collateralized mortgage obligation (CMO) as of June 30, 2015, March 31, 2015 and June 30, 2014.

Non-performing assets
(Unaudited)
(Dollars in Thousands)
	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change
Loans on nonaccrual status	$ 3,155	$ 6,900	$ (3,745)	-54%	$ 6,388	$ (3,233)	-51%
Loans past due greater than 90 days but not on nonaccrual status	--	--	--	0%	--	--	0%
Total non-performing loans	3,155	6,900	(3,745)	-54%	6,388	(3,233)	-51%
Other real estate owned and foreclosed assets	4,240	1,124	3,116	277%	991	3,249	328%
Total nonperforming assets	$ 7,395	$ 8,024	$ (629)	-8%	$ 7,379	$ 16	0%

Percentage of nonperforming assets to total assets	0.94%	1.05%			1.03%
Nonperforming loans to total loans	0.52%	1.20%			1.16%

OREO property disposition activities continued during the second quarter, along with the addition of properties taken into OREO, as noted above. In the current period, the Company sold one OREO property with a book value of $525,000 at a small gain. OREO valuation adjustments continue to be minimal. The largest balances in the OREO portfolio at the end of the quarter were attributable to commercial properties, followed by residential properties, all of which are located within our market area.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses continues to decline in concert with the general trend of reduced levels of classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs, changes in the loan portfolio composition over the past several years and overall improvement in credit quality, loss factors used in estimates to establish reserve levels have declined commensurately. Provision expenses were made to the allowance for loan losses in concert with the loan portfolio growth and improvement in credit quality experienced during those periods. In addition, $133,000 was expensed during the first six months of 2015 as other noninterest expense to establish a separate reserve for unfunded commitments, much of which had already been incorporated into the Company's allowance for loan losses valuation methodology.

For the second quarter 2015, charge-offs continue to be minimal and were centered in various commercial real estate and consumer loan relationships, none of which were of notable size. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter is modest, continuing the recent trends from previous quarters. The overall risk profile of the loan portfolio continues to improve. However, the trend of future provision for loan losses will depend primarily on economic conditions, growth in the loan portfolio, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses
(Unaudited)
(Dollars in Thousands)
For the Three Months Ended	June 30, 2015	March 31, 2015	$ Change	% Change	June 30, 2014	$ Change	% Change

Gross loans outstanding at end of period	$ 604,958	$ 573,968	$ 30,990	5%	$ 548,371	$ 56,587	10%
Average loans outstanding, gross	$ 594,741	$ 567,788	$ 26,953	5%	$ 532,490	$ 62,251	12%
Allowance for loan losses, beginning of period	$ 8,254	$ 8,353	$ (99)	-1%	$ 8,288	$ (34)	0%
Commercial	--	--	--	0%	(9)	9	-100%
Commercial Real Estate	(114)	(8)	(106)	1325%	(389)	275	-71%
Residential Real Estate	--	(86)	86	-100%	(4)	4	-100%
Consumer	(30)	(64)	34	-53%	(29)	(1)	3%
Total charge-offs	(144)	(158)	14	-9%	(431)	287	-67%
Commercial	36	6	30	500%	1	35	3500%
Commercial Real Estate	2	3	(1)	-33%	347	(345)	-99%
Residential Real Estate	11	9	2	22%	9	2	22%
Consumer	1	11	(10)	-91%	1	0	0%
Total recoveries	50	29	21	72%	358	(308)	-86%
Net charge-offs	(94)	(129)	35	-27%	(73)	(21)	29%
Provision charged to income	187	30	157	523%	100	87	87%
Allowance for loan losses, end of period	$ 8,347	$ 8,254	$ 93	1%	$ 8,315	$ 32	0%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.06%	0.09%	-0.03%	-33%	0.05%	0.01%	20%
Ratio of allowance for loan losses to gross loans outstanding	1.38%	1.44%	-0.06%	-4%	1.52%	-0.14%	-9%

For the Six Months Ended	June 30, 2015	June 30, 2014	$ Change	% Change

Gross loans outstanding at end of period	$ 604,958	$ 548,371	$ 56,587	10%
Average loans outstanding, gross	$ 581,339	$ 511,200	$ 70,139	14%
Allowance for loan losses, beginning of period	$ 8,353	$ 8,359	$ (6)	0%
Commercial	--	(26)	26	-100%
Commercial Real Estate	(122)	(396)	274	-69%
Residential Real Estate	(86)	(44)	(42)	95%
Consumer	(94)	(47)	(47)	100%
Total charge-offs	(302)	(513)	211	-41%
Commercial	42	2	40	2000%
Commercial Real Estate	5	352	(347)	-99%
Residential Real Estate	20	13	7	54%
Consumer	12	2	10	500%
Total recoveries	79	369	(290)	-79%
Net charge-offs	(223)	(144)	(79)	55%
Provision charged to income	217	100	117	117%
Allowance for loan losses, end of period	$ 8,347	$ 8,315	$ 32	0%
Ratio of net loans charged-off to average gross loans outstanding, annualized	0.15%	0.06%	0.09%	150%
Ratio of allowance for loan losses to gross loans outstanding	1.38%	1.60%	-0.22%	-14%

ABOUT PACIFIC FINANCIAL CORPORATION

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in western Washington and Oregon. As of June 30, 2015, the Company had total assets of $787 million and operates seventeen branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit, Clark and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of DuPont and Burlington in Washington and Salem, Oregon. Visit the Company's website at www.bankofthepacific.com. Member FDIC.

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation and its wholly-owned subsidiary, Bank of the Pacific. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

CONTACT: DENISE PORTMANN, PRESIDENT & CEO
         DOUGLAS BIDDLE, EVP & CFO
         360.537.4061

         The Cereghino Group
         IR CONTACT: 206-388-5785